UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	November 16, 2005

GEORGIA-PACIFIC CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Georgia	001-03506	93-0432081

(State or Other Jurisdiction of Incorporation)	(Commission File Number	(IRS Employer Identification Number)

133 Peachtree Street, N.E., Atlanta, Georgia	30303

(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(404) 652-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

             As previously announced, on November 13, 2005, Georgia-Pacific Corporation, a Georgia corporation (the "Company"), Koch Industries, Inc., a Kansas corporation, and Koch Forest Products, Inc., a Georgia corporation and an indirect wholly-owned subsidiary of Koch Industries, entered into an Agreement and Plan of Merger (the "Merger Agreement").

             Also as previously announced, on November 13, 2005, the Company entered into a $500 million senior unsecured revolving credit facility (the "Temporary Revolving Credit Facility"), by and among the Company, Goldman Sachs Credit Partners L.P., as administrative agent and sole lead arranger and lender. The purpose of the Temporary Revolving Credit Facility was to provide the Company with short-term borrowing availability while it sought the requisite waivers (the "Waivers") of the event of default arising from the execution of the Merger Agreement from the lenders under its existing $2.5 billion unsecured credit facility with Bank of America, N.A., as administrative agent, and the other lenders party thereto (the "Existing Credit Facility"), and under the Company's accounts receivable secured borrowing program.

             Under its terms, the Temporary Revolving Credit Facility matures upon the earliest to occur of (1) the date on which the Company receives a valid waiver under its Existing Credit Facility; (2) the effective date of the Merger (as defined in the Merger Agreement); (3) the date on which the Company obtains a new revolving credit facility; and (4) November 23, 2005.

             The Company has received the Waivers, in each case effective as of November 15, 2005. Accordingly, the Temporary Revolving Credit Facility matured as of such date. As of the maturity date, the Company had aggregate borrowings under the Temporary Revolving Credit Facility of $114 million, which borrowings have been repaid in full.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.02 above is hereby incorporated by reference into this Item 2.04.

Item 7.01	Regulation FD Disclosure.

The information set forth in Item 1.02 above is hereby incorporated by reference into this Item 7.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	November 16, 2005

GEORGIA-PACIFIC CORPORATION

		By:	/s/ WILLIAM C. SMITH III

		Name:	William C. Smith III
		Title:	Secretary